WEB COVERAGE AND ADVERTISING SERVICES AGREEMENT

          This WEB COVERAGE AND ADVERTISING SERVICES AGREEMENT (the "Agreement"), effective as of April 18th , 2005 (the "Effective Date"), by and between Free-Market News Network, Corp., a Florida corporation, or its subsidiaries, divisions or affiliates (collectively, “Free-Market”), and Encore Clean Energy, Inc. a Delaware corporation, or its subsidiaries, divisions or affiliates (collectively, the “Advertiser”).

          WHEREAS, Free-Market has agreed to provide certain coverage and advertising services to the Advertiser for the web site currently located at the URL www.free-marketthinkers.com (the "Web Site"), subject to certain terms and conditions; and

          WHEREAS, Advertiser desires to obtain the coverage and advertising services offered by Free-Market.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Free-Market and the Advertiser, intending to be legally bound, hereby agree as follows:

          Section 1. Definitions

                    (a) "Advertising" or "Advertisement" shall mean material that (i) promotes a brand or products or services or otherwise informs viewers as to the operations, business, financial conditions, management and/or prospects of Advertiser, and (ii) is provided to Free-Market (whether directly or through the Advertiser) for delivery to internet users.

                    (b) "Affiliate" shall mean, with respect to any person or entity, any other person or entity that, directly or indirectly, controls, is controlled by, or is under common control with, such person or entity.

                    (c) "Agreement" shall mean this Agreement and the schedules, exhibits and/or addenda attached hereto as the same may be amended, supplemented or modified in accordance with the terms hereof.

                    (d) “Term” shall have the meaning set forth in Section 3.

                    (e) “Works” shall have the meaning set forth in Section 5.

          Section 2. Coverage and Advertising Services

                    (a) Free-Market will display on the Website a “banner” designed or approved by Advertiser similar to that set forth on Schedule “A” during the Term hereunder.

Free-Market News Network, Corp., 3630 Park Central Blvd. North, Pompano Beach, Florida 33064 Phone 954.969.1201

                    (b) Free-Market will provide all technical support and assistance to Advertiser in order to produce a 30 minute “infomercial” consisting of a comprehensive audio/video corporate profile. This infomercial shall be displayed on the homepage of the Web Site in a specially designated section called “Corporate Spotlight” for a period of 30 days and then shall be retained in the archives section of the Web Site for 1 year. In the event that Advertiser does not utilize Free-Market facilities for the “infomercial”, Advertiser shall be responsible for the payment of any direct costs incurred (i.e travel, lodging, etc.) by Free-Market in connection with the production of the “infomercial” off premises.

                    (c) Free-Market will conduct a minimum of four (4), thirty (30) minute e-Radio interviews of Advertiser’s chief executive officer (or other executive designated by Advertiser) to be displayed on the Web Site for 1 week and then retained in the archives section of the Web Site for 1 year. It is mutually understood that the interview will be designed to afford Advertiser the opportunity to inform viewers about its operations, business, financial condition, management and prospects.

                    (d) Free-Market will, throughout the Term, display Advertiser’s press releases in the “Business News” portion of its Website upon timely receipt of such press release(s) from Advertiser and disseminate such releases through its database (i.e. its “Business News e-Alert Service”).

                    (e) Free-Market will provide Advertiser with the opportunity to designate a representative to appear as a guest on Free-Market’s e-TV program “This Week in Mining” on regular occasions throughout the course of this agreement, and as market and corporate news dictate.

                    (f) All contents of Advertisements provided by Advertiser are subject to Free-Market’s reasonable approval and will meet Free-Market’s current specifications. Free-Market reserves the right to reject or cease to publish any Advertisement. In addition, Free-Market shall have the absolute right to reject any URL link embodied within any Advertisement.

          Section 3. Term and Termination.

                    (a) This Agreement shall commence upon the Effective Date and, unless terminated as provided herein, shall remain in effect for a term of one year (the “Term”).

                    (b) Either party may terminate this Agreement at any time if the other party materially breaches this Agreement and does not cure the breach within thirty (30) days following its receipt of written notice from the non-breaching party specifying such breach. Notwithstanding the aforementioned, in the event payment is not received by Free-Market, in accordance with Section 4 below, Free-Market can terminate this Agreement upon five days notice.

                    (c) The Advertiser will have an option to renew the Term of this Agreement for a single renewal term of one (1) year by giving Free-Market written notice, at least sixty (60) days prior to the expiration of the initial Term, indicating the Advertiser’s exercise of its option to renew the Term of this Agreement. During any such renewal Term, all provisions and conditions of this Agreement will remain in full force and effect.

Free-Market News Network, Corp., 3630 Park Central Blvd. North, Pompano Beach, Florida 33064 Phone 954.969.1201

                    (d) Upon termination of this Agreement for any reason, all Advertisements shall be, at the option of Free-Market, removed from the Web Site and all other services provided hereunder shall terminate.

          Section 4. Fees and Payment.

                    (a) Advertiser shall pay upon execution $60,000 of the fee, plus a monthly fee of $10,000 per month for the first 6 months commencing 30 days from the date of the agreement to Free-Market with the first payment to be made on or before 30 days from the Effective Date hereof and each subsequent payment on or before the same day of the next succeeding month. Fees paid by the Advertiser are non-refundable.

                    (b) Costs and expenses which may be incurred under Section 2 shall be paid by Advertiser within 10 days after receipt of an invoice from Free-Market.

          Section 5. Intellectual Property Rights

                    (a) Subject to the limited license granted to Free-Market under section 5(b), the Advertiser reserves all of its right, title and interest in its intellectual property rights (e.g., patents, copyrights, trade secrets, trademarks and other intellectual property rights).

                    (b) The Advertiser hereby grants to Free-Market, during the term of this Agreement, a non-exclusive, non-transferable license to use the Advertiser’s tradenames, trademarks, service names and similar proprietary marks as is reasonably necessary to perform its obligations under this Agreement; provided, however, that any materials containing the Advertiser’s proprietary marks will be subject to the Advertiser’s prior written approval.

                    (c) All interviews and/or e-TV or e-Radio programs (the “Works”) shall constitute work-for-hire and Free-Market shall own all right, title and interest in the Works, including the copyright(s).

          Section 6. Miscellaneous.

                    (a) Independent Contractors. The parties to this Agreement are independent contractors. Neither party is an agent or partner of the other party. Neither party shall have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other party. This Agreement shall not be interpreted or construed to create an association, agency, joint venture or partnership between the parties or to impose any liability attributable to such a relationship upon either party.

                    (b) Entire Agreement. This Agreement sets forth the entire Agreement between the parties and supersedes prior proposals, agreements, and representations between the parties, whether written or oral, regarding the subject matter contained herein. This Agreement may be changed only by mutual agreement of the parties in writing. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute together but one and the same document.

Free-Market News Network, Corp., 3630 Park Central Blvd. North, Pompano Beach, Florida 33064 Phone 954.969.1201

                    (c) Assignment. The Advertiser may not assign or otherwise transfer, whether voluntarily or by operation of law, any rights or obligations under this Agreement without the prior written consent of Free-Market.

                    (d) Governing Law/Venue. This Agreement shall be construed and interpreted according to the laws of the State of Florida without reference to conflicts of law provisions. If there is any dispute with respect to the terms and conditions of this Agreement, the Parties hereto agree that Broward County, Florida shall be the proper venue for any dispute resolution.

                    (e) Waiver/Severability. The waiver by either party of a breach or right under this Agreement will not constitute a waiver of any other or subsequent breach or right. If any provision of the Agreement is found to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed from the remainder of this Agreement, which will remain in full force and effect.

                    (f) Notices. Any notices required or permitted hereunder shall be sufficiently given if sent by registered or certified mail, postage prepaid, or personally delivered, addressed or delivered as follows:

To Free-Market:	Free-Market News Network, Corp.
3630 Park Central Blvd. North
Pompano Beach, FL 33064
Attn: Anthony Wile

To Advertiser:	Encore Clean Energy, Inc
Suite 610-375 Water Street
Vancouver, B.C., Canada
V6B 5C6

or to such other addresses as shall be furnished in writing by either party to the other party; and any such notice shall be deemed to have been given, if mailed, as of the date mailed, and, if personally delivered, as of the date delivered.

                    (g) Attorneys’ Fees. If any litigation, arises as a result of the terms, conditions, or provisions of this Agreement, or any of the transactions contemplated hereunder, the prevailing party shall be entitled to recover reasonable attorneys’ fees and paralegal fees at both the trial and appellate levels, as well as all costs and expenses incurred.

Free-Market News Network, Corp., 3630 Park Central Blvd. North, Pompano Beach, Florida 33064 Phone 954.969.1201

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Free-Market News Network, Corp.

By: /s/ Anthony Wile
Anthony Wile
Title: Chairman

Encore Clean Energy, Inc.

By: /s/ Daniel Hunter
Daniel Hunter
Title: CEO

Free-Market News Network, Corp., 3630 Park Central Blvd. North, Pompano Beach, Florida 33064 Phone 954.969.1201